Option Agreement Number

STOCK OPTION AGREEMENT
(For incentive stock options)

This STOCK OPTION AGREEMENT is made and entered into as of this 31st day of December, 20__, between Capital Bancorp, Inc., a Maryland corporation (the “Company”) and __________ (“Participant”).

WHEREAS the Company desires to grant the Participant certain options to purchase shares of the Company’s common stock (“Common Stock”) pursuant to the Company’s 2002 Stock Option Plan (the “2002 Plan”), as approved by the stockholders.

WHEREAS the parties enter into this agreement (the “Agreement”) to evidence the grant of such stock options and set forth the terms and conditions governing their exercise.

NOW, THEREFORE, the parties agree as follows:

1. Grant of Options. The Company grants to Participant an option (the “Stock Options”) to purchase an aggregate of ______ shares of Common Stock. The Stock Options shall constitute “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1954, as amended, to the extent that the Market Value of Common Stock with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company) exceeds $100,000, such options shall be treated as options which are not incentive stock options.

2. Exercise Price. The exercise price of the Stock Options is _______ dollars ($____) per share (the “Exercise Price”).

3. Term. Subject to each and every one of the conditions and limitations set forth in the 2002 Plan, including but not limited to the termination of stock options in the event that the Participant ceases to be an employee of the Company or its wholly-owned subsidiary, Capital Bank N.A., the Stock Options that have vested may be exercised by the Participant, in whole or in part, at any time period commencing during the period beginning on the date hereof and terminating on December 31, 20__. Any of the Stock Options that are outstanding and unexercised at the close of business on December 31, 20__ shall automatically, and without further action by the Company or the Participant, be canceled or terminated.

4. Exercise. The Stock Options may be exercised, in whole or in part, by delivery of written notice to the Chairman of the Board of the Company or their designee by the Participant, indicating the number of the Stock Options that the Participant wishes to exercise. Such notice shall be accompanied by the payment of the Exercise Price for the total number of share of Common Stock being purchased by the Participant pursuant to the exercise of all or any portion of the Stock Options. The Exercise Price shall be paid in cash (U.S. dollars).

5. Vesting. Stock Options granted under this Agreement vest as follows: In the event that the Stock Options have not been terminated as a result of the Participant ceasing to be an Employee of the Company or its wholly-owned subsidiary, Capital Bank, N.A., then 25% of the Stock Options granted herein vest on December 31, 20__, 50% on December 31, 20__, 75% on December 31, 20__ and 100% on December 31, 20__.

6. Delivery of Certificate. As soon as practicable following the exercise of the Stock Options by the Participant, the Company shall deliver or cause to be delivered to the Participant a certificate representing the share of Common Stock acquired pursuant to any such exercise.

7. Investment. The Participant hereby represents and warrants to the Company that any and all shares of Common Stock which shall be acquired pursuant to the exercise of the Stock Options shall be acquired for the Participant’s own account, for investment, and not with a view toward resale.

8. Arrangement of Tax Payment. The Participant shall make arrangements required by the Company to insure that the amount of tax required to be withheld, if any, by the Company as a result of the exercise of the Stock Options is available for payment.

9. Non-assignability. The Stock Options granted hereby are not transferable except by will or the laws of descent or distribution and are exercisable during the Participant’s lifetime only by the Participant.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

11. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties hereto with respect to such subject matter. This Agreement may not be amended or modified in any way unless by a written instrument executed by each of the parties hereto.

12. Benefits; Binding Effect. This Agreement shall ensure to the benefit of and shall be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.

13. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof.

14. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument.

IN WITNESS HEREOF, the parties have executed and delivered this Agreement as of the date first above written.

Capital Bancorp, Inc.

By:	_______________________
Edward Barry, CEO

Attested by:

________________________

PARTICIPANT:

By:     ___________________________
    NAME OF PARTICIPANT

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